Exhibit 24.1

POWER OF ATTORNEY

Each of the undersigned directors of First Business Financial Services, Inc. hereby constitutes and appoints each of Corey A. Chambas, David R. Seiler and Brian D. Spielmann his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have each executed this Power of Attorney for Registration Statement on Form S-3, on one or more counterparts, as of the 25th day of February, 2026.

Signature	Title	Date

/s/ Gerald L. Kilcoyne	Chairman	February 25, 2026
Gerald L. Kilcoyne

/s/ Laurie S. Benson	Director	February 25, 2026
Laurie S. Benson

/s/ Carla C. Chavarria	Director	February 25, 2026
Carla C. Chavarria

/s/ Jason R. Graham	Director	February 25, 2026
Jason R. Graham

/s/ Ralph R. Kauten	Director	February 25, 2026
Ralph R. Kauten

/s/ W. Kent Lorenz	Director	February 25, 2026
W. Kent Lorenz

/s/ Daniel P. Olszewski	Director	February 25, 2026
Daniel P. Olszewski